		Exhibit 99(c)
Household Finance Corporation
HRSI Funding, Inc. II
Household Private Label Credit Card Master Note Trust I, Series 2002-1

Original Class A Principal	400,000,000.00
Number of Class A Bonds (000's)	400,000.00
Original Class B Principal	53,850,000.00
Number of Class B Bonds (000's)	53,850.00
Original Class C Principal	30,775,000.00
Number of Class C Bonds (000's)	30,775.00

		2003 Totals

CLASS A
Class A Principal Distributions		0.00
Class A Interest		21,999,999.96

CLASS B
Class B Principal Distributions		0.00
Class B Interest		970,391.27

CLASS C
Class C Principal Distributions		0.00
Class C Interest		756,833.76